                                                                  EXHIBIT (e)(7)

BOARD OF DIRECTORS AND COMMITTEES

During 2000, the Board held four meetings. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee meets quarterly. The remaining committees do not have a formal meeting schedule, but are required to meet at least once each year. Current members of the Executive Committee are Scott M. Niswonger, John A. Tweed and Richard H. Roberts. The Executive Committee is authorized to act on behalf of and to carry out the functions of the Board to the extent permitted by law and the Bylaws of the Company.

Current members of the Audit Committee are three independent directors: Jerry T. Armstrong, C. John Langley, Jr. and Courtney J. Munson. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, considers comments made by the independent auditors with respect to the Company's internal control structure, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The Audit Committee is governed by a written charter approved by the Board. The Audit Committee held two meetings during 2001.

Current members of the Compensation Committee are Jerry T. Armstrong, Courtney
J. Munson and Scott M. Niswonger. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company's executive officers and administering the Company's employee stock option plan and other employee benefit plans. The Compensation Committee held two meetings during 2001.

Current members of the Nominating Committee are John A. Tweed and Scott M. Niswonger. The Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated, the Committee presents its recommendation of a replacement director to the Board. The Committee also makes recommendations as to exercise of the Board of Director's authority to determine the number of its members, within the limits provided by the Bylaws of the Company. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested. The Nominating Committee held one meeting during 2001.

All directors hold office at the pleasure of the shareholders. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and committees on which they served during 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Scott M. Niswonger and Richard H. Roberts serve as directors and executive officers of Forward Air Corporation. In addition, Mr. Niswonger beneficially owned approximately 57% of the Company and 19% of Forward Air Corporation as of March 15, 2002. In connection with the 1998 spin-off of the Company by Forward Air Corporation, the Company and Forward Air Corporation entered into various agreements, including a Transition Services Agreement.

During 2001, the Company and Forward Air Corporation continued to provide various services to each other under the Transition Services Agreement. Forward Air Corporation charged the Company $662,000 and the Company charged Forward Air Corporation $104,000 during 2001. Effective December 31, 2001, the only remaining services the Company will continue to provide to Forward Air Corporation are insurance and claims handling and Forward Air Corporation will continue to provide legal, general administrative and limited data storage and access to data related to information technology services provided to the Company prior to the most recent amendment to the Transition Services Agreement. The Company or Forward Air Corporation, as recipients of the services, may terminate any or all such services at any time on thirty days irrevocable written notice, and the Company or Forward Air Corporation, as providers of the services, may terminate any of the services on three months irrevocable notice. Substantially all of the information technology services provided to the Company by Forward Air Corporation terminated in December 2001.

During 2001, the Company and Forward Air Corporation routinely engaged in transactions where the Company hauled deferred air freight shipments for Forward Air Corporation which were in excess of Forward Air Corporation's scheduled capacity. The Company's operating revenue from these shipments was approximately $1.7 million during 2001.

The Company and Warehouse Logistics LLC, a privately-held company jointly owned by Mr. Niswonger and John A. Tweed, entered into a Services and Lease Agreement (the "SLA") in April 2001. Mr. Tweed, President, Chief Operating Officer and director of the Company, beneficially owned approximately 13% of the Company as of March 15, 2002. The SLA provided for rental by the Company to Warehouse Logistics LLC of certain office space and utility, maintenance, telephone, computer, receptionist and other administrative services. Warehouse Logistics LLC provided human resources and benefit plan administration services to the Company.

The Company charged Warehouse Logistics LLC $26,000 and Warehouse Logistics LLC charged the Company $51,000 during 2001. Effective January 1, 2002, the SLA was amended and the services provided to the Company by Warehouse Logistics LLC were terminated. The Company provides additional services to Warehouse Logistics LLC under the amended SLA, including accounting and human resource services. The Company or Warehouse Logistics LLC, as recipients of the services, may terminate any or all such services at any time on thirty days irrevocable written notice, and the Company or Warehouse Logistics LLC, as providers of the services, may terminate any of the services on three months irrevocable notice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the "beneficial ownership," as that term is defined in the rules of the Securities and Exchange Commission (the "Commission") of the Common Stock of (i) each director and director nominee;
(ii) the Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers"); (iii) all directors, director nominees and executive officers as a group; and (iv) each other person known to be a "beneficial owner" of more than five percent of any class of capital stock of the Company based on information available to the Company on March 15, 2002. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

                                                                                                                 PERCENTAGE OF
                                                                        AGGREGATE NUMBER                         COMMON SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                  OF SHARES (2)                         OUTSTANDING (2)
----------------------------------------                                ----------------                        ---------------
Jerry T. Armstrong....................................                        29,250(3)                                *
C. John Langley, Jr...................................                        31,250(3)                                *
Andrew J. Mantey......................................                        31,280(4)                                *
Courtney J. Munson....................................                         9,000                                   *
Scott M. Niswonger....................................                     2,824,720(5)                              57.04%
Richard H. Roberts....................................                       357,227                                  7.21
John A. Tweed.........................................                       630,464                                 12.73
David R. Ball.........................................                        30,466(6)                                *
Harry O. Crabtree.....................................                        44,110(7)                                *
All directors and executive officers as a group
  (10 persons)........................................                     3,987,767(8)                              80.53%

*        Less than one percent.

(1) The business address of each listed executive officer and director is c/o Landair Corporation, 430 Airport Road, Greeneville, Tennessee 37745.

(2) For the purpose of determining "beneficial ownership," the rules of the Commission require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities. The Commission rules also require that certain shares of stock that a beneficial owner has the right to acquire within 60 days of the date set forth above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of calculating the percentage of ownership of such owner, but are not deemed outstanding for the purpose of calculating the percentage of ownership of any other person.

(3) Includes 26,250 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(4) Includes 6,250 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(5) Includes 300 shares held by Mr. Niswonger as custodian for his grandson and 300 shares which are held by Mr. Niswonger's spouse as custodian for one of her children.

(6) Includes 3,452 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(7) Includes 15,625 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(8) Includes 77,827 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

                   COMPENSATION OF EXECUTIVE OFFICERS IN 2001

                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation paid or to be paid by the Company to the Named Executive Officers for the years shown in all capacities in which they served.

                                                                                                Long-Term
                                                                                               Compensation
                                                           Annual Compensation                    Awards
                                                 ---------------------------------------       ------------
                                                                                                 Number of
                                                                                                Securities
                                                                            Other Annual        Underlying          All Other
Name and Principal Positions           Year       Salary        Bonus       Compensation          Options        Compensation (1)
Scott M. Niswonger (2)                 2001      $115,320     $ 2,500           $ --                   --            $ 4,500
     Chairman and                      2000       155,362          --             --                   --              4,500
     Chief Executive Officer           1999       148,593          --             --                   --              4,500

John A. Tweed (3)                      2001      $150,015     $ 3,977           $ --                   --            $ 9,000
     President
     Landair Transport, Inc.

Andrew J. Mantey (4)                   2001      $105,000     $ 2,850           $ --                   --            $ 9,789
     Chief Financial Officer,          2000        54,522          --             --               25,000              4,936
     Senior Vice President and
     Treasurer

David R. Ball                          2001      $ 66,150     $34,729           $ --                   --            $ 6,811
     Vice President, Maintenance       2000        68,876          --             --                5,000              6,989
     and purchasing                    1999        61,097          --             --                3,000              6,974
     Landair Transport, Inc.

Harry O. Crabtree                      2001      $102,500     $ 2,787           $ --                   --            $ 9,204
     Vice President, Safety            2000       102,500          --             --                   --             10,051
     Landair Transport, Inc.           1999       102,260          --             --               10,000             10,006


(1) Includes car allowance and employer matching portion of 401(k) contributions.

(2)      Mr. Niswonger also receives compensation from Forward Air Corporation.

(3)      Mr. Tweed joined the Company in December 2000.

(4)      Mr. Mantey joined the Company in June 2000.